Exhibit 23.3

June 29, 2020

Acasti Pharma Inc.

545 Promenade du Centropolis, Suite 100

Laval, Québec

Canada H7T 0A3

Re: Consent of Destum Partners, Inc.

The Board of Directors of Acasti Pharma Inc.,

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement, of information, data and statements from our market research reports with respect to CaPre, dated August 19, 2016 and November 17, 2017 (the “Reports”), as well as any citation of the Reports, and references to our name, contained in Acasti Pharma Inc.’s annual report on Form 10-K dated June 29, 2020 for its fiscal year ended March 31, 2020, which is incorporated by reference into this registration statement on Form S-3.

We further hereby consent to the filing of this letter as an exhibit to this registration statement on Form S-3.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

For and on behalf of

Destum Partners, Inc.

By:	/s/ Thomas J. Filipczak
Name: Thomas J. Filipczak
Title: Managing Director & Partner